Exhibit 99.1

Contact:   Mary Ann Jackson

Investor Relations

952-487-7538

mjackson@apog.com

For Immediate Release

Monday, August 8, 2011

APOGEE NAMES JOSEPH F. PUISHYS

CHIEF EXECUTIVE OFFICER AND PRESIDENT

Company hires a proven and accomplished manufacturing

industry leader with more than 30 years of experience

MINNEAPOLIS, MN (August 8, 2011) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced that Joseph F. Puishys will join the company as CEO and president, effective Monday, August 22. Puishys, 53, who also becomes a member of Apogee’s board of directors, comes from Fortune 100 manufacturer Honeywell and is an industry veteran, with a proven track record of success in leadership positions. Apogee embarked on a national search for its next CEO following Russ Huffer’s announcement of his planned retirement after a 25-year career with Apogee. With Puishys’ appointment, Huffer is stepping down as CEO and board director.

“Russ Huffer leaves behind a legacy of growth and innovation at Apogee. We thank Russ for his leadership and many years of service, and are pleased to welcome Joe. He is an accomplished leader who brings vast experience and a track record of improving and growing businesses,” said Bernard P. Aldrich, chairman of Apogee’s board. “As the economy recovers, Joe is the ideal executive to lead the Apogee team to capitalize on the future growth opportunities that we see.”

Puishys has 32 years experience in manufacturing businesses, since 2008 as president of Honeywell’s Environmental and Combustion Controls division, a $3 billion business. Prior to that, he led Honeywell Building Solutions, a global leader in the installation and service of integrated building solutions. He also held leadership positions in companies that were eventually bought by Honeywell, including Bendix Friction Materials and Garrett Engine Boosting System. He has also served in numerous executive and financial positions across Honeywell’s businesses. As president of Honeywell Building Solutions, Puishys received several awards from Honeywell for the turnaround of the commercial construction business.

Apogee has transformed to become a world-class provider of value-added glass solutions for enclosing commercial buildings and framing art. With his direct industry experience, Puishys will focus on leveraging Apogee’s existing and new energy-efficient products for new construction and renovation, improving margins through productivity enhancements, and growing the company’s international architectural glass business.

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Apogee Enterprises, Inc.  —  4400 West 78th Street  —  Minneapolis, MN 55435  —  (952) 835-1874  —  www.apog.com

Apogee Enterprises, Inc.

“I look forward to putting my commercial building and manufacturing background to work to lead Apogee,” said Puishys. “I am excited about the growth opportunities to expand into new geographies and targeted sectors to better serve the needs of our markets.”

Puishys received his bachelor’s degree in accounting and finance from Bryant University and his master’s in business administration from Providence College.

About Apogee

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

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Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market.

Forward-Looking Statements

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Latin American commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully and efficiently utilize production capacity; and v) integration of the Brazilian architectural glass business; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix and new competition; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) ability to effectively manage executive transitions; iii) financial market disruption which could impact company, customer and supplier credit availability; iv) self-insurance risk related to a material product liability event and to health insurance programs; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain continuing operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2011.

Apogee Enterprises, Inc.  —  4400 West 78th Street  —  Minneapolis, MN 55435  —  (952) 835-1874  —  www.apog.com